Exhibit 99.1

October 7, 2014

Dear Stockholders:

The Board of Directors of Wilson Bank Holding Company would like to share with you certain preliminary financial information for the first nine months of 2014.

The Company’s total assets as of September 30, 2014 were $1.85 billion representing an increase of $103 million since January 1, 2014. The Company’s earnings for the first nine months of 2014 were a record $14.6 million, up $2.9 million from the first nine months of 2013. We have seen continued improvements in the economy and loan quality which has resulted in a strong decrease in loan loss provisions during 2014.

Wilson Bank & Trust recently received a Five-Star Rating which is the highest rating a bank can receive from Bauer Financial that ranks financial institutions. We continue to follow our 25 year plan with a strong emphasis being placed on succession planning and technology enhancements.

The Board of Directors are pleased to announce that Will Jordan of Murfreesboro has been added to our board. He has been a member of our local advisory board in Murfreesboro since 2009. Rutherford County is the fastest growing market we serve besides Wilson County. We are currently working on adding younger board members to all of our community advisory boards.

Wilson Bank & Trust is in the process of obtaining regulatory approval to open a new office in Cookeville. Cheryl Sandlin has been hired as the Putnam County President. Mrs. Sandlin has been a loan officer in the Cookeville market for the last 15 years and is a very experienced banker that will do a great job leading this county. Kelly Perdue, Vice President has been working the Cookeville market for the last four years for us and will continue to be a part of our Putnam County team.

As we endeavor to take advantage of our many growth opportunities, we will begin to use our new advertising strategy on the Nashville television stations as well as local cable stations.

The value of your investment continues to grow with our current selling price being $47.25 per share.

In closing, we deeply thank you for investing in Wilson Bank Holding Company and for your continual support.

Sincerely,

WILSON BANK HOLDING COMPANY

Randall Clemons, President/CEO                                John B. Freeman, Chairman